Exhibit 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                AVG          AVG COMMON
                              COMMON         & DILUTIVE       BASIC     DILUTIVE
YEAR       NET INCOME       SHARES O/S       SHARES O/S        EPS         EPS
----       ----------       ----------       ----------       -----       -----
2000        $177,149         2,002,064        2,111,426       $0.09       $0.08
1999         148,016         2,005,158        2,086,505        0.07        0.07
1998          13,771         2,005,121        2,046,813        0.01        0.01